Exhibit 10.11

[7/11/04]

FOURTH AMENDMENT AND WAIVER TO LOAN AND SECURITY AGREEMENT

BY AND BETWEEN

CONGRESS FINANCIAL CORPORATION (FLORIDA)

AND

DRUGMAX, INC., TOGETHER WITH ITS SUBSIDIARIES,

VALLEY DRUG COMPANY, VALLEY DRUG COMPANY SOUTH,

AND DISCOUNT Rx, INC.

THIS FOURTH AMENDMENT AND WAIVER TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into effective as of August 5, 2004 (the “Effective Date”), by and among DRUGMAX, INC., a Nevada corporation (“Borrower”), (together with its subsidiaries, VALLEY DRUG COMPANY, an Ohio corporation, VALLEY DRUG COMPANY SOUTH, a Louisiana corporation, and DISCOUNT Rx, Inc., a Louisiana corporation, also the “Borrower”), and CONGRESS FINANCIAL CORPORATION (FLORIDA), a Florida corporation (“Lender”).

W I T N E S S E T H:

WHEREAS, Borrower and Lender heretofore entered into the Loan and Security Agreement, dated effective April 15, 2003, as amended by Amendment No. 1 to Loan and Security Agreement, dated as of August 19, 2003, Amendment No. 2 to Loan and Security Agreement, dated as of March 31, 2004 and Amendment No. 3 to Loan and Security Agreement, dated as of June 30, 2004 (as the same now exists and may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”) pursuant to which Lender agreed to make loans and provide other financial accommodations to Borrower; and

WHEREAS, Borrower has requested certain amendments to the Loan Agreement, including with respect to the EBITDA and Tangible Net Worth covenants, and a waiver of certain defaults in respect of such covenants, and Lender is willing to agree to such amendments and waivers, subject to the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the above premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt whereof is hereby acknowledged, Borrower and Lender agree as follows:

1. Definitions. All capitalized terms contained herein shall have the meanings assigned to them in the Loan Agreement unless the context herein otherwise dictates or unless different meanings are specifically assigned to such terms herein.

2. Amendments. The Loan Agreement is hereby amended as follows:

(a) Section 7.1.

(i) Section 7.1(a)(i) of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“On a regular basis, as requested by Lender (A) a schedule of sales made, credits issued and cash received; (B) evidence of the delivery of products to customers of Borrower in connection with sales made and invoiced by Borrower for amounts in excess of $25,000; and (C) a report of Eligible Inventory accompanied by such additional documentation with respect thereto as Lender may request.”

(b) Section 9.18. Section 9.18 of the Loan Agreement is hereby amended by deleting the last Test Period and EBITDA amount set forth in the chart at the end thereof and substituting the following therefor:

Test Period	EBITDA
“April 1, 2005 through and including March 31, 2006 and each rolling 12-month period tested quarterly thereafter	2,000,000”

(c) Section 9.22. Section 9.22 of the Loan Agreement is hereby amended by deleting subsection (f) in its entirety and substituting the following therefor:

“(f) all out of pocket expenses and costs heretofore and from time to time hereafter incurred by Lender during the course of periodic field examinations of the Collateral and Borrower’s operations, plus a per diem charge at the then standard rate of Lender per person per day for Lender’s examiners in the field and office (which rate is currently $750);”

(d) Section 9.23. Section 9.23 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“9.23 “Minimum Excess Availability. Borrower shall maintain at all times Excess Availability in the amount of not less than $1,000,000.

3. Waiver of Events of Default.

(a) Subject to the satisfaction of each of the conditions precedent set forth in Section 7 hereof, Lender hereby waives the following Events of Default (collectively, the “Existing Defaults”):

(i) any Event of Default under Section 10.1(a)(ii) of the Loan Agreement arising as a result of the failure of Borrower to comply with the terms of Section 9.17 of the Loan Agreement as of June 30, 2004; and

(ii) any Event of Default under Section 10.1(a)(ii) of the Loan Agreement arising as a result of the failure of Borrower to comply with the terms of Section 9.18 of the Loan Agreement with respect to the three-month period ended June 30, 2004.

(b) Lender has not waived, is not by this Amendment waiving, and has no intention of waiving any Event of Default which may have occurred on or prior to the date hereof, whether or not continuing on the date hereof, or which may occur after the date hereof (whether the same or similar to the Events of Default referred to in Section 3(a) above or otherwise), other than the Existing Defaults (subject to the terms and conditions set forth in Section 3(a) above). The foregoing waiver shall not be construed as a bar to or a waiver of any other or further Event of Default on any future occasion, whether similar in kind or otherwise and shall not constitute a waiver, express or implied, of any of the rights and remedies of Lender arising under the terms of the Loan Agreement or any other Financing Agreements on any future occasion or otherwise.

4. Testing of Financial Covenants. Lender agrees that it shall not test the compliance of Borrower with (a) the covenant set forth in Section 9.17 of the Loan Agreement with respect to Tangible Net Worth for the period from July 1, 2004 through and including September 29, 2004 and (b) the covenant set forth in Section 9.18 of the Loan Agreement with respect to EBITDA for the one-month period ended July 31, 2004 and the two-month period ending August 31, 2004; provided, that, the negotiations with Familymeds, Inc. (“Familymeds”) with respect to the proposed merger of Borrower with Familymeds continue in accordance with Agreement and Plan of Merger with Familymeds Group, Inc., dated March 19, 2004, between Familymeds and Borrower.

5. Amendment Fee. In consideration of the amendments set forth herein, Borrower agrees to pay to Lender or Lender may, at its option, charge any account of Borrower maintained by Lender, a fee the amount of $50,000 (the “Amendment Fee”), which shall be fully earned as of the date hereof and shall constitute part of the Obligations, it being understood and agreed that Borrower shall pay or Agent shall charge the loan account of Borrower $35,000 of such Amendment Fee as of the date hereof and Borrower shall pay or Agent shall charge the loan account of Borrower $15,000 of such Amendment Fee on September 30, 2004, it being further understood and agreed that, if the transactions contemplated by the Proposal Letter, dated April 5, 2004, between DrugMax, Inc. and Lender (the “Proposal Letter”), shall have been consummated on or before October 1, 2004, $15,000 of such Amendment Fee shall be credited to a reduction in the amount of the amendment fee referred to in Section 5(a) of the Proposal Letter.

6. Representations, Warranties and Covenants. In addition to the continuing representations, warranties and covenants heretofore or hereafter made by Borrower to Lender pursuant to the other Financing Agreements, Borrower hereby represents, warrants and covenants with and to Lender as follows (which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof and shall be incorporated into and made a part of the Financing Agreements):

(a) Borrower shall regularly advise Lender of the status and progress of its negotiations with Familymeds with respect to the proposed merger of Familymeds and Borrower.

(b) Borrower hereby acknowledges and agrees that promptly following the execution and delivery hereof, but no later than August 14, 2004, it shall retain at its cost and expense, a consultant specified or approved by Lender, to: (i) evaluate and review the business, financial and collateral reporting of Borrower, (ii) assist in the preparation of a thirteen (13) week rolling cash flow plan to be submitted to Lender by Borrower weekly, (iii) assess the interim plans of Borrower pending its proposed merger with Familymeds and assess the viability of turnaround plans, cash flow projections and operating performance improvement plans in the event such merger is not consummated, pursuant to a retainer letter or agreement in form and substance satisfactory to Lender and which shall authorize, among other things, the delivery and disclosure by Consultant to Lender of all reports and related information prepared or evaluated by Consultant in connection with such engagement. Borrower acknowledges and agrees that such Consultant will begin work no later than August 16, 2004.

(c) The failure of Borrower to comply with the covenants, conditions and agreements contained herein or in any other agreement, document or instrument at any time executed and/or delivered by Borrower with, to or in favor of Lender shall constitute an Event of Default under the Financing Agreements.

(d) This Amendment has been duly executed and delivered by Borrower and is in full force and effect as of the date hereof, and the agreements and obligations of Borrower contained herein constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms.

(e) Other than the Existing Defaults, as of the date hereof, no other Default or Event of Default has occurred or is continuing (after giving effect to the amendments and waivers set forth in this Amendment).

7. Effect of this Amendment. Except as modified pursuant hereto, no other changes, modifications or waivers to or under the Loan Agreement or the other Financing Agreements are intended or implied and in all other respects the Financing Agreements are hereby specifically ratified and confirmed by the parties hereto as of the effective date hereof. This Amendment represents the entire agreement and understanding concerning the subject matter hereof between the parties hereto, and supersedes all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. To the extent of any conflict between the terms of this Amendment and the other Financing Agreements, the terms of this Amendment shall control. The Loan Agreement and this Amendment shall be read and construed as one agreement.

8. Conditions to Effectiveness of this Amendment. The effectiveness of this Amendment shall be subject to the satisfaction of the following conditions:

(a) Lender shall have received, in form and substance satisfactory to Lender, an original of this Amendment, duly authorized, executed and delivered by Borrower;

(b) Lender shall have received the amendment fee referred to in Section 3 hereof;

(c) Lender shall have received any and all such further instruments and documents as Lender may require to obtain the full benefits of this Amendment and to protect, preserve and maintain Lender’s rights in the Collateral; and

(d) Other than the Existing Defaults, no other Default or Event of Default has occurred or is continuing (after giving effect to the amendments and waivers set forth in this Amendment).

9. Governing Law. The rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the laws of the State of Florida without regard to principals of conflicts of laws, but excluding any rule of law that would cause the application of the law of any jurisdiction other that the laws of the State of Florida.

10. Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

11. Counterparts. This Amendment may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. This Amendment may be executed and delivered by telecopier with the same force and effect as if it were a manually executed and delivered counterpart.

12. Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional action as may be necessary or reasonably desirable to effectuate the provisions and purposes of this Amendment.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Lender and Borrower have caused these presents to be duly executed as of the day and year first written above.

BORROWER

DRUGMAX, INC.

By:	/s/ Ronald J Patrick
Name:	Ronald J Patrick
Title:	CFO

VALLEY DRUG COMPANY

By:	/s/ Ronald J Patrick
Name:	Ronald J Patrick
Title:	CFO

VALLEY DRUG COMPANY SOUTH

By:	/s/ Ronald J Patrick
Name:	Ronald J Patrick
Title:	CFO

DISCOUNT Rx, INC.

By:	/s/ Ronald J Patrick
Name:	Ronald J Patrick
Title:	CFO

LENDER

CONGRESS FINANCIAL CORPORATION (FLORIDA)

By:	/s/ Pat Cloninger
Name:	Pat Cloninger
Title:	Vice President